UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   March 16, 2005

SEABULK INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28732	65-0966399
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 ELLER DRIVE, P.O. BOX 13038, FT. LAUDERDALE, Florida		33316
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954 523 2200

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 16, 2005, SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), entered into a merger agreement (the “Merger Agreement”) with Seabulk International, Inc., a Delaware corporation (“Seabulk”), SBLK Acquisition Corp., a Delaware corporation and a direct, wholly owned subsidiary of SEACOR (“Merger Sub”) and CORBULK LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of SEACOR (“LLC”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Sub will merge with and into Seabulk, with Seabulk continuing as the surviving corporation and a direct, wholly owned subsidiary of SEACOR (the “Merger”).  The structure of the Merger could be modified such that Seabulk could merge with and into LLC, with LLC continuing as the surviving entity and a direct, wholly owned subsidiary of SEACOR, depending on the share price of SEACOR stock.  As part of the transaction, entities associated with DLJ Merchant Banking Partners III, L.P. and Carlyle/Riverstone Global Energy and Power Fund I, L.P., who collectively own approximately 75% of Seabulk's common shares, have entered into an agreement to support the transaction.

At the effective time and as a result of the Merger, Seabulk stockholders will be entitled to receive in exchange for each issued and outstanding share of Seabulk common stock (i) $4.00 in cash and (ii) 0.2694 shares of SEACOR common stock. In certain circumstances, the portion of the merger consideration payable in cash may be reduced and shares of SEACOR common stock, having a value on the closing date equal to the cash reduction, may be substituted therefor. The closing prices of SEACOR and Seabulk shares on Wednesday, March 16, 2005, were $65.28 and $16.73, respectively.  All outstanding Seabulk stock options will be assumed by SEACOR. Each such option for Seabulk common stock will then become exercisable for SEACOR common stock under the exchange ratio, plus the cash component.

Seabulk and SEACOR have made customary representations, warranties and covenants in the Merger Agreement. The completion of the Merger is subject to approval by the stockholders of each of Seabulk and SEACOR and the satisfaction of customary conditions, including regulatory approvals. As part of the transaction, entities associated with DLJ Merchant Banking Partners III, L.P. and Carlyle/Riverstone Global Energy and Power Fund I, L.P., who collectively own approximately 75% of Seabulk’s common shares, have entered into an agreement to support the transaction.

The Merger Agreement contains certain termination rights for both SEACOR and Seabulk and further provides that, upon termination of the Merger Agreement under specified circumstances, Seabulk may be required to pay SEACOR a termination fee of up to $21.3 million and SEACOR may be required to pay Seabulk a termination fee of up to $5 million.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed with this report:

Exhibit No.	Exhibit Description

2.1

Agreement and Plan of Merger, dated March 16, 2005, by and among SEACOR Holdings Inc., Seabulk International, Inc., SBLK Acquisition Corp. and CORBULK LLC (the registrant will furnish supplementally a copy of the schedules to the Commission upon request)

99.1	Press release issued jointly by SEACOR Holdings Inc. and Seabulk International, Inc., dated March 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEABULK INTERNATIONAL, INC.

March 17, 2005	By:	/s/ ALAN R. TWAITS
Name: ALAN R. TWAITS
Title: SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated March 16, 2005, by and among SEACOR Holdings Inc., Seabulk International, Inc., SBLK Acquisition Corp. and CORBULK LLC (the registrant will furnish supplementally a copy of the schedules to the Commission upon request)

99.1	Press release issued jointly by SEACOR Holdings Inc. and Seabulk International, Inc., dated March 16, 2005.